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                                                                   Exhibit 4.17



                              RNETHEALTH.COM, INC.
                          2000 STOCK COMPENSATION PLAN
                        [AS AMENDED, ON OCTOBER 25, 2000]

                                    ARTICLE I
                                  INTRODUCTION

     1.1 ESTABLISHMENT. RNETHEALTH.COM, INC., a Colorado corporation, ("RNET") hereby establishes the 2000 Stock Compensation Plan (the "Plan"), which permits the grant of stock options, restricted stock awards, stock appreciation rights, stock units, and other stock grants (the "options") to certain directors and key employees of RNET, and certain independent contractors, including both individuals and companies, providing certain services to RNET.

     1.2 PURPOSES. The purposes of the Plan are (a) to provide directors and key employees selected for participation in the Plan with added incentives to continue in the service of RNET; (b) to create in such directors and employees a more direct interest in the success of the operations of RNET by relating compensation to the achievement of long-term corporate economic objectives; (c) to attract and retain directors and key employees by providing an opportunity for investment in RNET; (d) to obtain services for RNET from independent contractors, for services, including, but not limited to, advertising, public relations, consulting, at reduced compensation or at rates and/or on terms which are otherwise negotiated favorably to RNET.

     1.3 EFFECTIVE DATE. The effective date of the Plan shall be the Effective Date, which is the date on which it was approved by the Board of Directors of RNET.


                                   ARTICLE II
                                   DEFINITIONS

     Throughout the Plan, except when the context indicates otherwise, the masculine gender shall include the feminine, and the use of any term in the singular shall include the plural. The following terms shall have the meanings set forth:

     "Affiliated Company" shall mean any corporation or other entity (including without limitation a partnership) that is affiliated with RNET through stock ownership or otherwise and is treated as a common employer under sections 414(b) and 414(c) of the Code, including, without limitation, any parent or subsidiary of RNET as defined in section 424 of the Code.

     "RNET" shall mean Rnethealth.com, Inc., a Colorado corporation, and any Affiliated Company.

     "Award" shall mean an Option, a Restricted Stock Award, a Stock Appreciation Right, a Stock Unit, a grant of Shares pursuant to article XI, or another issuance of Shares hereunder.

     "Board" shall mean the board of directors of RNET.

     A "Change in Control" shall mean the occurrence of any of the following:
(a) a "person" (within the meaning of section 13(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated thereunder) of Shares or capital stock of RNET or RNET's successor having 30 percent or more of the total number of votes that may be cast for the election of directors or (b) individuals who are directors of RNET at the beginning of a 24-month period cease to constitute at least




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two-thirds of all directors at any time during such period.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Disabled" or "Disability" shall have the meaning set forth in section 22(e)(3) of the Code.

     "Effective Date" shall have the meaning set forth in section 1.3.

     "Eligible Parties" shall mean directors and key employees of RNET, and Independent Contractors of RNET.

     "Fair Market Value" of a Share shall mean its fair market value as determined by the Committee in good faith in accordance with section 422 of the Code.

     "Incentive Option" shall mean an Option designated as such and granted in accordance with section 422 of the Code.

     "Independent Contractors" shall mean certain third parties, including both individuals and companies, that are neither directors nor key employees of RNET, and who provide certain services to RNET, including, but not limited to, advertising, public relations, marketing, and consulting, on an on-going contractual basis for reduced, or otherwise favorably-negotiated compensation, part of which is based on the Options.

     "Non-Qualified Option" shall mean any Option other than an Incentive
Option.

     "Option" shall mean a right to purchase Shares at a stated or formula price for a specified period of time and shall be either an Incentive Option or a Non-Qualified Option.

     "Option Holder" shall mean a Participant who has been granted one or more Options.

     "Option Price" shall mean the price at which Shares subject to an Option may be purchased, as determined in accordance with section 7.2(b).

     "Participant" shall mean key employees, directors, consultants and suppliers of the Company and any of its subsidiaries, as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Stock Options under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive a Stock Option in any other year or, once designated, to receive the same type or amount of Stock Option as granted to the participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Stock Options.

     "Plan" shall mean this 2000 Stock Compensation Plan.

     "Restricted Stock Award" shall mean an Award of Shares granted pursuant to article VIII that is subject to restrictions imposed in article VIII.

     "Share" shall mean a share of the Common Stock, par value $0.01 per share, of RNET.

     "Stock Appreciation Right" shall mean the right, granted by the Committee pursuant to the Plan, to receive a payment equal to the increase in the Fair Market Value of a Share subsequent to the grant of such right. A Stock Appreciation Right may entitle a Participant to receive a number of Shares (without any payment to RNET, except for applicable withholding taxes), cash, or Shares and cash, as determined by the Committee in accordance with section 10.3.




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     "Stock Option Agreement" shall mean Stock Options evidenced by an agreement
(which need not be identical) in such form as the Committee may from time to time approve; PROVIDED, HOWEVER, that in the event of any conflict between the provisions of the Plan and any such agreement, the provisions of the plan shall prevail.

     "Stock Unit" shall mean a measurement component equal to the Fair Market Value of a Share on the date of determination.

                                   ARTICLE III
                                 ADMINISTRATION

     The Plan shall be administered by the Board of Directors. Members of the Board of Directors shall be appointed from time to time by the Board, shall serve at the pleasure of the Board, and may resign at any time upon written notice to the Board. Consistent with the Plan, the Board of Directors, in its sole discretion, shall select Participants from among the Eligible Parties, shall determine Awards, the number of Stock Units, Stock Appreciation Rights, or Shares to be subject to Awards, and the time at which Awards are to be made, shall fix the Option Price and the period and manner in which an Option becomes exercisable, and shall establish the duration and nature of the restrictions in Restricted Stock Awards, the terms and conditions applicable to Stock Units, and such other terms and requirements of the compensation incentives under the Plan as the Board of Directors may deem necessary or desirable. The Board of Directors shall determine the form or forms of the agreements with Participants that evidence the particular provisions, terms, conditions, rights, and duties of RNET and the Participants with respect to Awards, which provisions need not be identical except as may be provided herein. The Board of Directors may from time to time adopt such rules and regulations to carry out the purposes of the Plan as it may deem proper and in the best interests of RNET. The Board of Directors in its sole discretion may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it deems expedient. No member of the Board of Directors shall be liable for any action or determination made in good faith. The determinations, interpretations, and other actions of the Board of Directors pursuant to the Plan shall be binding and conclusive for all purposes.

                                   ARTICLE IV
                                 SUBJECT SHARES

     4.1 NUMBER. The number of Shares that are authorized for issuance under the Plan shall not exceed 4,050,000. This number may be increased from time to time by the Board, or if, in the opinion of counsel to RNET, shareholder approval is required. Shares that may be issued upon exercise of Options or Stock Appreciation Rights or that are issued with respect to Stock Units or as Restricted Stock Awards, incentive compensation, or other grants under the Plan shall reduce the number of Shares available for issuance under the Plan. RNET shall at all times during the term of the Plan and while any Options or Stock Units are outstanding reserve as authorized but unissued at least the number of Shares from time to time required under the Plan. Any Shares subject to an Option that expires or is terminated or canceled before exercise shall become available again for issuance under the Plan.

     4.2 ADJUSTMENTS FOR STOCK SPLIT, STOCK DIVIDEND, ETC. If at any time RNET increases or decreases the number of Shares outstanding or changes the rights and privileges of such Shares through the payment of a stock dividend, the making of any other distribution payable in Shares, a stock split, subdivision, consolidation, or combination of Shares, or a reclassification or recapitalization involving the Shares, then the numbers, rights, and privileges of Shares as to which Awards may be granted and Shares then subject to an outstanding Award shall be increased, decreased, or changed in like manner as if such Shares had been issued and outstanding (as determined by the Board of Directors in its sole discretion).

     4.3 OTHER DISTRIBUTIONS AND CHANGES. If at any time (a) RNET distributes




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with respect to the Shares assets or securities of persons other than RNET
(excluding cash or distributions described in section 4.3), or (b) RNET grants to the holders of its Shares generally rights to subscribe pro rata for additional Shares or other securities of RNET, or (c) any other change (except as described in section 4.2) occurs in the number or kind of outstanding Shares or other securities into which the Shares are changed or for which they are exchanged, and if the Board of Directors in its discretion determines that such event equitably requires an adjustment in the number or kind of Shares subject to an Award, an adjustment in an Option Price, or the taking of other action by the Board of Directors, including, without limitation, the setting aside of property for delivery to the Participant upon the exercise of an Option or the full vesting of an Award, then such adjustments shall be made and such other action shall be taken by the Board of Directors and shall be effective for all purposes and on each outstanding Award affected. Notwithstanding the foregoing and pursuant to section 8.3, a Participant holding Shares received as a Restricted Stock Award shall have the right to receive all amounts, including cash and property of any kind, distributed with respect to the Shares upon becoming a holder of record of the Shares.

     4.4 GENERAL ADJUSTMENT RULES. No adjustment or substitution provided for in this article IV shall require RNET to issue a fractional Share, and the total substitution or adjustment with respect to each Award shall be limited by deleting any fractional Share. In such case, the total Option Price for Shares then subject to an Option shall remain unchanged, but the Option Price per Share shall be equitably adjusted by the Board of Directors to reflect the greater or lesser number of Shares or other securities into which the Shares subject to the Option may have been changed. Appropriate adjustments shall be made to other Awards to reflect any such substitution or adjustment. All adjustments under this article IV shall be made by the Board of Directors, whose determination shall be final and binding upon all parties.

                                    ARTICLE V
                            CORPORATE REORGANIZATION

     5.1 REORGANIZATION. Upon the occurrence of any of the following events, if the notice provided in section 5.2 has been given, the Plan and all outstanding Options shall terminate and be of no further force and effect, and all other outstanding Awards shall be treated in accordance with sections 5.2 and 5.3, without the necessity for any additional action by the Board or RNET:

          (a) the merger or consolidation of RNET with or into another corporation or other reorganization (other than a reorganization under the United States Bankruptcy Code) of RNET (other than a consolidation, merger, or reorganization in which RNET is the surviving corporation and which does not result in any reclassification or change of outstanding Shares);

          (b) the sale or conveyance of the property of RNET as an entirety or substantially as an entirety (other than a sale or conveyance in which RNET continues as holding company of an entity or entities that conduct the business or business formerly conducted by RNET); or

          (c) the dissolution or liquidation of RNET.

     5.2 REQUIRED NOTICE. At least 30 days' written notice of an event described in section 5.1 shall be given by RNET to each Option Holder and Participant unless (a) in the case of events described in sections 5.1(a) and 5.1(b), RNET or the successor or purchaser shall make adequate provision for the assumption of the outstanding Options or the substitution of new options on comparable terms, except that an Option Holder shall have the right thereafter to purchase the kind and amount of securities or property or cash receivable upon such event by a holder of the number of Shares that would have been received upon exercise of the Option immediately prior to the occurrence of such event (assuming that such holder failed to exercise any rights of election and received per Share the kind and amount of property received per Share by the holders of a majority of the non-electing Shares) or (b) RNET or the successor or purchaser shall make adequate provision for the adjustment of outstanding Awards other than Options




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so that such Awards shall entitle the Participant to receive the kind and amount of securities or property or cash receivable upon such event by a holder of the number of Shares that would have been received with respect to such Award immediately prior to the occurrence of such event (assuming that such holder failed to exercise any rights of election and received per share the kind and amount of property received per Share by the holders of a majority of the non-electing Shares). This article V shall similarly apply to successive mergers, consolidations, reorganizations, sales, or conveyances. Notice shall be deemed to have been given when delivered personally to a Participant or when mailed to a Participant by certified mail, postage prepaid, at such Participant's address last known to RNET.

     5.3 ACCELERATION OF EXERCISE. Participants notified in accordance with section 5.2 may exercise their Options at any time before the occurrence of the event requiring the giving of notice (but subject to occurrence of such event), regardless of whether all conditions of exercise relating to length of service, attainment of financial performance goals, or otherwise have been satisfied. Upon the giving of notice in accordance with section 5.2, all restrictions with respect to Restricted Stock Awards and other Awards shall lapse immediately, all Stock Units shall become payable immediately, and all Stock Appreciation Rights shall become exercisable. Any Options, Stock Appreciation Rights, or Stock Units that are not assumed or substituted under section 5.2(a) or 5.2(b) and that have not been exercised prior to the event described in section 5.1 shall automatically terminate upon the occurrence of such event.

     5.4 LIMITATION ON PAYMENTS. If this article V would result in the receipt by any Participant of a payment within the meaning of section 280G of the Code and the regulations promulgated thereunder and if the receipt of such payment (together with any other payment) by any Participant would, in the opinion to counsel to RNET, result in the payment by such Participant of any excise tax provided for in section 4999 of the Code, then the amount of such payment shall be reduced to the extent required, in the opinion of independent tax counsel, to prevent the imposition of such excise tax, except that the Committee, in its sole discretion, may authorize the payment of all or part of the amount of such reduction to the Participant.

                                   ARTICLE VI
                                  PARTICIPATION

     Participants shall be those Eligible Parties who, in the judgment of the Committee, are performing, or during the term of their incentive arrangement will perform, vital services in the management, operation, and development of RNET or an Affiliated Company and contribute significantly, or are expected to contribute significantly, to the achievement of long-term corporate economic objectives, and/or, additionally in the case of independent contractors, furnish services to RNET at reduced rates or on other terms which are significantly favorable to RNET. Participants may be granted from time to time one or more Awards, except that the grant of each Award shall be separately approved by the Committee, and receipt of one Award shall not result in automatic receipt of any other Award. Upon determination by the Committee that an Award is to be granted to a Participant, written notice shall be given specifying the terms, conditions, rights, and duties related thereto. Each Participant shall, if required by the Committee, enter into an agreement with RNET, in such form as the Committee shall determine consistent with the Plan specifying such terms, conditions, rights, and duties. Awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee, which date shall be the date of any related agreement with the Participant. In the event of any inconsistency between the Plan and any such agreement, the provisions of the Plan shall govern.

                                   ARTICLE VII
                                     OPTIONS

     7.1 GRANT OF OPTIONS. Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Options. The Committee in its sole discretion shall designate whether an Option is an Incentive Option or a Non-Qualified Option. The Committee may grant both an




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Incentive Option and a Non-Qualified Option to a Participant at the same time or at different times. Incentive Options and NonQualified Options, whether granted at the same time or at different times, shall be deemed to have been awarded in separate grants and shall be clearly identified, and in no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised, except as provided in section 7.2(b).

     7.2 OPTION CERTIFICATE. Each Option granted under the Plan shall be evidenced by an Option Certificate, incorporating and conforming to the following:

          (a) Price. The price at which each Share may be purchased shall be determined in each case by the Committee and set forth in the Option Certificate, but in no event shall the price be less than 100 percent of the Fair Market Value of the Shares on the date of grant.

          (b) Duration of Options; Restrictions on Exercise. Each Option Certificate shall state the period, as determined by the Committee, within which the Option may be exercised. Such period shall end no more than ten years from the date the Option is granted. The Option Certificate shall also set forth such restrictions on exercise of the Option during such period, if any, as may be determined by the Committee. No Option may be exercised for at least six months after the date of grant. Each Option shall become exercisable over such period of time, if any, or upon such events, as may be determined by the Committee.

          (c) Termination of Service, Death, Disability, etc. The Committee may specify the period, if any, after which an Option may be exercised following termination of the Option Holder's employment or service as a director, or as an independent contractor. The effect of this section 7.2(d) shall be limited to determining the consequences of a termination, and nothing in this section 7.2(d) shall restrict or otherwise interfere with RNET's discretion with respect to the termination of any individual's employment or of any independent contractor's contract, or the shareholders' discretion with respect to the election of directors. If the Committee does not otherwise specify, the following shall apply:

               (i) If the employment, service or independent contract of the Option Holder terminates for any reason other than death or Disability within six months after the date the Option is granted or if the employment, contract, or service of the Option Holder is terminated within the Option Period for "cause," as determined by RNET, the Option shall thereafter be void for all purposes. As used in this section 7.2(d), "cause" shall mean a gross violation, as determined by RNET, of RNET's established policies and procedures or willful misconduct.

               (ii) The Option may be exercised by the Option Holder if he becomes Disabled, and the Option may be exercised by the persons specified in section 7.2(d)(iv) if the Option Holder dies, within one year following his Disability (except that exercise shall occur during the duration of the Option), but not thereafter. In any such case, the Option may be exercised only as to Shares as to which it had become exercisable on or before the date of the termination of the Option Holder's employment because of Disability or death.

               (iii) If the Option Holder is no longer a director of RNET or employed by RNET or an Affiliated Company, or an independent contractor of RNET during the duration of the Option for any reason other than "cause," Disability or death, and such termination occurs more than six months after the Option is granted, the Option may be exercised by the Option Holder within three (3) months following the date of such termination (except that such exercise shall occur during the duration of the Option) but not thereafter. In any such case, the Option may be exercised only as to the shares as to which the Option had




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          become exercisable on or before the date of termination of employment.

               (iv) If the Option Holder dies during the duration of the Option while still employed or under contract or within the one-year period referred to in section 7.2(d)(ii) or the three-month period referred to in section 7.2(d)(iii), the Option may be exercised by those entitled to do so under the Option Holder's will or by the laws of descent and distribution.

          (d) Transferability. No Option shall be transferable by the Option Holder except by will or the laws of descent and distribution. Each Option is exercisable during the Option Holder's lifetime only by him, or in the event of Disability or incapacity, by his guardian or legal representative.

          (e) Consideration for Grant of Option. Each Option Holder agrees to remain in the service of RNET as a director or in the employment of RNET, or as an independent contractor, at the pleasure of RNET, for a continuous period of at least one year after the date the Option is granted, and in the case of an employee at the salary rate in effect on the date of the Option Certificate or at such changed rate as may be fixed from time to time by RNET. Nothing in this paragraph shall limit or impair RNET's right to terminate the employment of any employee or independent contractor or the shareholders' rights with respect to the election of directors.

          (f) Manner of Exercise. An Option shall be exercised by delivery to RNET of written notice specifying the number of Shares with respect to which such Option is exercised. The purchase of such Shares shall take place at the principal offices of RNET within 30 days following delivery of such notice, at which time the Option Price of the Shares with respect to which the Option is exercised shall be paid in full by any of the methods set forth below or a combination thereof. Except as set forth in the next sentence, the Option shall be exercised when the Option Price for the number of Shares as to which the Option is exercised is paid to RNET in full. If the Option Price is paid by means of a broker's loan transaction as described in section 7.2(h)(iv), in whole or in part, the closing of the purchase of the Shares under the Option shall take place (and the Option shall be treated as exercised) on the date on which, and only if, the sale of Shares upon which the broker's loan was based has been closed and settled, unless the Option Holder makes an irrevocable written election at the time of exercise of the Option to have the exercise treated as fully effective for all purposes upon receipt of the Option Price by RNET, regardless of whether the sale of the Shares by the broker is closed and settled. A properly executed certificate or certificates representing the Shares shall be delivered to or at the direction of the Option Holder upon payment therefor. If Options on less than all Shares subject to an Option are exercised, RNET shall deliver a new Option Certificate evidencing the Option on the remaining Shares.

          (g) Payment. The Option Price for the Shares as to which the Option is exercised shall be paid by any of the following methods or any combination of the following methods at the election of the Option Holder, or by any other method approved by the Committee upon the request of the Option
     Holder:

               (i) in cash;

               (ii) by certified, cashier's check, or other check acceptable to
                           RNET, payable to the order of RNET;

               (iii) by delivery of certificates representing a number of Shares then owned by the Option Holder, the Fair Market Value of which on the date of delivery of the certificates at least equals the Option Price for the Shares as to which the Option is exercised, properly endorsed for transfer to RNET, except that no Option may be exercised by delivery to RNET of certificates representing Shares held by the Option Holder for less than six months; or




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               (iv) by delivery of a properly executed notice of exercise, together with irrevocable instructions to a broker to deliver to RNET promptly the amount of the proceeds of the sale of all or part of the Shares or of a loan from the broker to the Option Holder in an amount sufficient to pay the Option Price for the Shares as to which the Option is exercised.

          (h) Date of Grant. An Option shall be deemed to be granted on the date specified in the grant resolution of the Committee.

          (i) Issuance of Additional Option. If an Option Holder pays all or part of the exercise price of an Option with Shares, or pays all or any part of the applicable withholding taxes with respect to the exercise of an Option with Shares that has been held by the Option Holder for more than a period (no shorter than six months) to be determined by the Committee, the Committee in its sole discretion may grant to such Option Holder a new Option covering the number of shares of Shares used to pay such exercise price or withholding tax. The new Option shall have an Option Price per Share equal to the Fair Market Value of a Share on the date of exercise of the exercised Option and shall encompass the same terms and conditions as the exercised option, except as otherwise provided by the Committee in its sole discretion.

     7.3 RESTRICTIONS ON INCENTIVE OPTIONS. The aggregate Fair Market Value of the Shares with respect to which Incentive Options are exercisable for the first time by an Option Holder in any calendar year, under the Plan or otherwise, shall not exceed $100,000. For this purpose, the Fair Market Value of the Shares shall be determined as of the date of grant of the Option. Incentive Options granted to an Option Holder who is the holder of record of 10 percent or more of the outstanding capital stock of RNET shall have an Option Price equal to 110 percent of the Fair Market Value of the Shares on the date of grant of the Option, and the Option Period for any such Option shall not exceed five years.

     7.4 SHAREHOLDER PRIVILEGES. No Option Holder shall have any rights as a shareholder with respect to any Shares subject to an Option until the Option Holder becomes the holder of record of such Shares. No adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Shares, except as provided in article IV.

                                  ARTICLE VIII
                             RESTRICTED STOCK AWARDS

     8.1 GRANT. Coincident with or following designation for participation in the Plan, the Committee may grant a Participant one or more Restricted Stock Awards as may be determined by the Committee.

     8.2 RESTRICTIONS. A Restricted Stock Award shall be subject to such restrictions, including, without limitation a Participant's continuous service as a director or continuous employment by RNET or an Affiliated Company, or an independent contractor's continuous service as a third-party service provider, for a restriction period specified by the Committee or the attainment of specified performance goals and objectives determined by the Committee with respect to such Award. The Committee in its sole discretion may require different periods of employment or contractual obligations or different performance goals and objectives with respect to different Participants, to different Restricted Stock Awards, or to separate, designated portions of the Shares comprising a Restricted Stock Award. In the event of the death or Disability of a Participant, or the retirement of a Participant in accordance with RNET's established retirement policy, all employment period and other restrictions applicable to a Restricted Stock Award shall lapse with respect to a pro rata portion of such Restricted Stock Award based on the ratio between the number of full months of employment completed at the time of termination of employment from the grant of the Restricted Stock Award and the total number of months of employment required for such Restricted Stock Award to be fully nonforfeitable, and such portion of the Restricted Stock Award shall become




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fully nonforfeitable. The remaining portion of such Restricted Stock Award shall be forfeited and immediately returned to RNET. In the event of a Participant's termination of employment for any other reason, any Restricted Stock Awards as to which the employment period or other restrictions have not been satisfied (or waived or accelerated as provided herein) shall be forfeited, and all Shares related thereto shall be immediately returned to RNET.

     8.3 PRIVILEGES OF A SHAREHOLDER; TRANSFERABILITY. A Participant shall have all voting, dividend, liquidation, and other rights with respect to Shares received a Restricted Stock Award under this article VIII upon his becoming the holder of record of such Shares, except that the Participant's right to sell, encumber, or otherwise transfer such Shares shall be subject to the limitations of section 13.2.

     8.4 ENFORCEMENT OF RESTRICTIONS. The Committee shall cause a legend to be placed on the certificates evidencing Shares issued pursuant to a Restricted Stock Award referring to the restrictions provided by sections 8.2 and 8.3 and, in addition, may in its sole discretion require the Participant to keep the certificates evidencing such Shares, duly endorsed, in the custody of RNET or a third party while the restrictions remain in effect.

                                   ARTICLE IX
                                   STOCK UNITS

     Coincident with or following designation for participation in the Plan, the Committee may grant a Participant one or more Stock Units as may be determined by the Committee. The number of Stock Units, the goals and objectives to be satisfied with respect to each grant of Stock Units, the time and manner of payment for each Stock Unit, and the other terms and conditions applicable to a grant of Stock Units shall be determined by the Committee.

                                    ARTICLE X
                            STOCK APPRECIATION RIGHTS

     10.1 GRANT. Coincident with or following designation for participation in the Plan, the Committee may grant a Participant one or more Stock Appreciation Rights as may be determined by the Committee. The Committee shall determine at the time of grant the period during which the Stock Appreciation Right may be exercised, which period may not commence until six months after the date of grant.

     10.2 EXERCISE. If a Stock Appreciation Right is issued in tandem with an Option, except as may otherwise be provided by the Committee, the Stock Appreciation Right shall be exercisable during the period that its related Option is exercisable. A Participant desiring to exercise a Stock Appreciation Right shall give written notice stating the proportion of Shares and cash that the Participant desires to receive pursuant to the Stock Appreciation Right exercised. Within 30 days after receipt of the notice, RNET shall deliver to the Participant a certificate or certificates for Shares and/or a cash payment in accordance with section 10.3. The date on which RNET receives the written notice shall be deemed the exercise date.

     10.3 NUMBER OF SHARES OR AMOUNT OF CASH. Subject to the discretion of the Committee to substitute cash for Shares or Shares for cash, the number of Shares to be issued pursuant to the exercise of a Stock Appreciation Right shall be determined by dividing (a) the total number of Shares as to which the Stock Appreciation Right is exercised, multiplied by the amount by which the Fair Market Value of a Share on the exercise date exceeds the Fair Market Value of a Share on the date of grant of the Stock Appreciation Right, by (b) the Fair Market Value of a Share on the exercise date. Fractional shares shall not be issued, and in lieu thereof a cash adjustment shall be paid. In lieu of issuing Shares upon the exercise of a Stock Appreciation Right, the Committee in its sole discretion may elect to pay the cash equivalent of the Fair Market Value of the Shares on the exercise date for any or all Shares that would otherwise be issuable upon exercise of the Stock Appreciation Right.

     10.4 EFFECT OF EXERCISE. If a Stock Appreciation Right is issued in tandem with an Option, the exercise of the Stock Appreciation Right or the related Option shall result in an equal reduction in the number of corresponding Stock Appreciation Rights and Shares subject to the related Option.

     10.5 TERMINATION OF EMPLOYMENT. Upon a Participant s termination of service as an employee or a director, or an independent contractor of RNET, any Stock Appreciation Rights then held by such Participant shall be exercisable within the time periods, and upon the same conditions with respect to the reasons for termination of employment, as are specified in section 7.2(d) with respect to Options.

                                   ARTICLE XI
                               OTHER STOCK GRANTS

     From time to time during the duration of this Plan, the Committee in its sole discretion may adopt one or more incentive compensation arrangements for Participants pursuant to which the Participants may acquire shares of Shares by purchase, outright grant, or otherwise. Any such arrangements shall be subject to the general provisions of this Plan, and all Shares issued pursuant to such arrangements shall be issued under this Plan.

                                   ARTICLE XII
                                CHANGE IN CONTROL

     Upon a Change in Control, (a) all Options shall become immediately exercisable in full during the remaining duration thereof and shall remain so, whether or not the Option Holders remain directors or employees of RNET or an Affiliated Company, or independent contractors of RNET, (b) all restrictions with respect to outstanding Restricted Stock Awards shall immediately lapse, (c) all Stock Units shall become immediately payable, and (d) all other Awards shall immediately become exercisable or shall vest, as the case may be, without any further action or passage of time.

                                  ARTICLE XIII
                             RIGHTS OF PARTICIPANTS

     13.1 EMPLOYMENT AS EMPLOYEE OR INDEPENDENT CONTRACTOR. Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his employment by RNET or an Affiliated Company, or as an independent contractor or RNET, or interfere in any way with the right of RNET or an Affiliated Company, subject to the terms of any separate employment agreement or independent contractor agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of employment shall be determined by the Committee at the time.

     13.2 TRANSFERABILITY. No right or interest of any Participant in an Award shall be assigned or transferred during the lifetime of the Participant, voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, or bankruptcy. In the event of a Participant's death, his rights and interests in Awards shall, to the extent provided in the Plan, be transferable by will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Options may be made by, the Participant's legal representatives, heirs, or legatees. If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his affairs because of mental condition, physical condition, or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator, or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.

     13.3 NO PLAN FUNDING. Obligations to Participants under the Plan shall not be funded, trusteed, insured, or secured in any manner. Participants shall have no security interest in any assets of RNET or any Affiliated Company and shall be only general creditors of RNET.

                                   ARTICLE XIV
                                     GENERAL

     14.1 INVESTMENT REPRESENTATIONS. RNET may require any Participant, as a condition of exercising an Option or a Stock Appreciation Right or receiving a Restricted Stock Award, Stock Unit, or grant of Shares, to give written assurances in substance and form satisfactory to RNET that he is acquiring the Shares for his own account for investment purposes and not with a present intention of selling or otherwise distributing the same and to such other effect as RNET deems necessary or appropriate in order to comply with applicable securities laws.

     14.2 SECURITIES LAWS. (a) Each Award shall be subject to the requirement that, if at any time RNET determines that the listing, registration, or qualification of the Shares subject to such Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of or in connection with the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent, or approval has been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require RNET to apply for or to obtain such listing, registration, or qualification.

     (b) If a Participant is an officer or director of RNET within the meaning of section 16 of the Exchange Act, then to the extent that section 16 is applicable, Awards shall be subject to all conditions required under Rule 16b-3 or any successor rule to qualify the Award for an exemption from the provisions of section 16(b). Such conditions shall be set forth in the agreement with the Participant which describes the Award.

     14.3 CHANGES IN ACCOUNTING RULES. Notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to Awards occurs which, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets, or liabilities of RNET, the Committee shall have the right and power to modify as necessary any then outstanding Awards as to which the applicable employment or other restrictions have not been satisfied.

     14.4 OTHER EMPLOYEE BENEFITS. The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or Stock Appreciation Right, the sale of shares received upon such exercise, the vesting of any Restricted Stock Award, distributions with respect to Stock Units, or the grant of Shares shall not constitute "earnings" or "compensation" with respect to which any other employee benefits of such Participant are determined, including without limitation benefits under any pension, profit sharing, life insurance, or salary continuation plan.

     14.5 PLAN AMENDMENT, MODIFICATION, AND TERMINATION. The Committee may at any time terminate, and from time to time may amend or modify the Plan, except that no amendment or modification may become effective without approval of the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if RNET on the advice of counsel determines that shareholder approval is otherwise necessary or desirable. No amendment, modification, or termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant holding such Award.

     14.6 WITHHOLDING. (a) Requirement. RNET's obligation to deliver Shares upon the exercise of any Option or Stock Appreciation Right, the vesting of any Restricted Stock Award, payment with respect to Stock Units, or a grant of Shares shall be subject to the Participant's satisfaction of all applicable federal, state, and local income and other tax withholding requirements.

     (b) Withholding with Shares. At the time an Award is granted, the Committee in its sole discretion may grant the Participant an election to pay all or part of such tax withholding by electing to transfer to RNET, or to have RNET withhold from Shares otherwise issuable to the Participant, Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. All elections shall be subject to the approval or disapproval of the Committee. Any such election by a Participant (a) shall be made prior to the date of withholding, (b) shall be irrevocable, and (c) if the Participant is an officer or director of RNET within the meaning of section 16 of the Exchange Act of 1934, then to the extent that section 16 is applicable, the Participant shall satisfy the requirements of section 16 and any applicable rules thereunder.

     (c) Withholding for Non-Qualified Options. Upon exercise of a Non-Qualified Option, the Option Holder shall make appropriate arrangements with RNET to provide for the amount of additional withholding required by sections 3102 and 3402 of the Code and applicable state income tax laws, including payment of such taxes through delivery of Shares or by withholding Shares to be issued under the Option.

     (d) Withholding for Incentive Options. If an Option Holder makes a disposition (as defined in section 424(c) of the Code) of any Shares acquired pursuant to the exercise of an Incentive Option before the expiration of two years from the date on which the Incentive Option was granted or prior to the expiration of one year from the date on which the Option was exercised, the Option Holder shall send written notice to RNET at its principal office of the date of such disposition, the number of Shares disposed of, the amount of proceeds received from such disposition, and any other information relating to such disposition as RNET may reasonably request. The Option Holder shall then make appropriate arrangements with RNET to provide for the amount of additional withholding, if any, required by sections 3102 and 3402 of the Code and applicable state income tax laws.

     14.7 GOVERNING LAW. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado.

     14.8 DURATION. Unless sooner terminated by the Board, the Plan shall terminate on January 14, 2002, and no Award shall be made after such termination. Awards outstanding at the time of Plan termination may continue to be exercised, or become free of restrictions, or be paid in accordance with their terms.

                                       Rnethealth, Inc.

                                       By:  /s/  WENDY BOROW JOHNSON
                                       ----------------------------------------
                                       Wendy Borow Johnson
                                       President and Chief Executive Officer